Term Sheet No. 2285BK
To underlying supplement No. 1 dated October 1, 2012,
product supplement BK dated October 5, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated November 21, 2014; Rule 433
Deutsche Bank AG
$          High/Low Coupon Autocallable Securities Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI EAFE ETF due June 9*, 2016
General
•
The securities are designed for investors who seek a return linked to the lesser performing of the Russell 2000® Index (the “Index”) and the iShares® MSCI EAFE ETF (the “Fund,” and together with the Index, each, an “Underlying”). In addition, the securities will pay a variable Coupon that accrues at a rate that will depend on whether a Knock-Out Event occurs. A Knock-Out Event occurs if the Closing Level of either Underlying is less than its Threshold Level (75.00% of its Initial Level) on any day during any quarterly Observation Period. For any quarterly Observation Period, if a Knock-Out Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at an annual rate of between 10.50% and 13.50% (to be determined on the Trade Date) for that Observation Period. If a Knock-Out Event has occurred on any day during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of 1.00% until an Automatic Call or maturity of the securities.

•
The securities will be automatically called if the Closing Levels of both Underlyings on any Observation Date are greater than or equal to their respective Initial Levels. If the securities are automatically called, for each $1,000 Face Amount of securities, you will receive the Face Amount plus any accrued and unpaid Coupon on the applicable Call Settlement Date, and no additional Coupon will accrue or be payable following the Automatic Call.

•
If the securities are not automatically called and a Knock-Out Event has not occurred, for each $1,000 Face Amount of securities, you will receive the Face Amount at maturity. However, if the securities are not automatically called and a Knock-Out Event has occurred, you will be fully exposed to the negative Underlying Return of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” and you will lose some or all of your initial investment (excluding any Coupon payments). Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due June 9*, 2016
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof
•	The securities are expected to price on or about December 5*, 2014 (the “Trade Date”) and are expected to settle on or about December 10*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Level1	Threshold Level1
	Russell 2000® Index	RTY		75.00% of the Initial Level
	iShares® MSCI EAFE ETF	EFA		75.00% of the Initial Level
1 The Initial Levels and Threshold Levels will be set on the Trade Date.
Coupon:
•     For any quarterly Observation Period, if a Knock-Out Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at a rate of between 10.50% and 13.50% per annum (to be determined on the Trade Date) for that Observation Period.
•     If a Knock-Out Event occurs during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at a rate of 1.00% per annum until an Automatic Call or maturity.
The Coupon will be paid on the quarterly Coupon Payment Dates in arrears based on an unadjusted 30/360 day count convention. No Coupon will accrue or be payable following an Automatic Call.

Coupon Payment Dates2,3:
The Coupon will be paid quarterly in arrears on the third business day following each Observation Date and, in the case of the final Observation Date, on the Maturity Date. If the securities are automatically called prior to the Final Valuation Date, the accrued and unpaid Coupon will be paid on the applicable Call Settlement Date.

Observation Period:
There are six quarterly Observation Periods. The first quarterly Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent quarterly Observation Period will be from but excluding an Observation Date to and including the next Observation Date.

Observation Dates4:	March 5*, 2015, June 5*, 2015, September 8*, 2015, December 7*, 2015, March 7*, 2016 and June 6*, 2016 (Final Valuation Date)
 (Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-7 of this term sheet.
The Issuer’s estimated value of the securities on the Trade Date is approximately $953.00 to $973.00 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page TS-1 of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Maximum Discounts and Commissions(1)	Minimum Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank Securities
November 21, 2014

(Key Terms continued from previous page)
Automatic Call:
The securities will be automatically called if the Closing Levels of both Underlyings on any Observation Date are greater than or equal to their respective Initial Levels. Payment upon an Automatic Call plus any accrued and unpaid Coupon will be paid on the applicable Call Settlement Date. No Coupon will accrue or be payable following an Automatic Call.

Payment upon an Automatic Call:
If the securities are automatically called on an Observation Date, you will receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount (excluding any Coupon payment) on the related Call Settlement Date.

Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity (excluding any Coupon payment) will depend on whether a Knock-Out Event has occurred.
•	If a Knock-Out Event has not occurred during any Observation Period, you will receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount.
•	If a Knock-Out Event has occurred during any Observation Period, you will receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Underlying Return of the Laggard Underlying.
If the securities are not automatically called and a Knock-Out Event occurs, the Underlying Return of the Laggard Underlying will be negative and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose some or all of your initial investment (excluding any Coupon payments). Any payment at maturity is subject to the credit of the Issuer.

Laggard Underlying:
The Underlying with the lower Underlying Return on the Final Valuation Date.  If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level – Initial Level
Initial Level
Threshold Level:	For each Underlying, 75.00% of the Initial Level of such Underlying, as set forth in the table above
Knock-Out Event:	A Knock-Out Event occurs if the Closing Level of either Underlying is less than its Threshold Level on any day during any Observation Period.
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date, as set forth in the table above
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:
For the Fund, the closing pricing of one share of the Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor applicable to the Fund, as determined by the calculation agent.
For the Index, the closing level of the Index on the relevant date of calculation.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Call Settlement Date3:	The third business day following the related Observation Date. The last Call Settlement Date will be the Maturity Date.
Trade Date:	December 5*, 2014
Settlement Date:	December 10*, 2014
Final Valuation Date4:	June 6*, 2016
Maturity Date3:	June 9*, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RTB9
ISIN:	US25152RTB95
* Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
2 If the Maturity Date is postponed, the Coupon due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no additional Coupon will accrue or be payable as a result of the delayed payment.
3 If, due to a market disruption event occurring with respect to an Underlying or otherwise, an Observation Date or the Final Valuation Date for the Underlying is postponed so that it falls on a day that is less than three business days prior to the scheduled Coupon Payment Date, Call Settlement Date or Maturity Date (each, a “Payment Date”), as applicable, the Payment Date will be the third business day following the last Observation Date or Final Valuation Date, as postponed, to occur for the Underlyings. In addition, the Maturity Date is subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
4 The Observation Dates (including the Final Valuation Date) for each Underlying will be separately adjusted in accordance with the provisions set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at. www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at. www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Payment at Maturity and Coupon Payments on the Securities

The tables and hypothetical examples set forth below illustrate the hypothetical payments on the securities per $1,000 Face Amount of securities.

The tables and hypothetical examples below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will depend on whether and when a Knock-Out Event occurs and the Closing Levels of the Underlyings on the Observation Dates (including the Final Valuation Date).  The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals.  The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis.

The table below illustrates the hypothetical Payments at Maturity on the securities (excluding any Coupon payment), assuming the securities are not automatically called. Because the securities are not automatically called on the Final Valuation Date, the Underlying Return of at least one of the Underlyings, and therefore the Laggard Underlying, will be less than zero.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date.  The Laggard Underlying may not be the Underlying that caused the Knock-Out Event.
	A Knock-Out Event does occur		A Knock-Out Event does not occur
Underlying Return of the Laggard Underlying	Payment at Maturity (Excluding Coupon Payment) ($)	Return on the Securities at Maturity (Excluding Coupon Payment) (%)	Payment at Maturity (Excluding Coupon Payment) ($)	Return on the Securities at Maturity (Excluding Coupon Payment) (%)
-1.00%	$990.00	-1.00%	$1,000.00	0.00%
-10.00%	$900.00	-10.00%	$1,000.00	0.00%
-20.00%	$800.00	-20.00%	$1,000.00	0.00%
-25.00%	$750.00	-25.00%	$1,000.00	0.00%
-30.00%	$700.00	-30.00%	N/A	N/A
-40.00%	$600.00	-40.00%	N/A	N/A
-50.00%	$500.00	-50.00%	N/A	N/A
-60.00%	$400.00	-60.00%	N/A	N/A
-70.00%	$300.00	-70.00%	N/A	N/A
-80.00%	$200.00	-80.00%	N/A	N/A
-90.00%	$100.00	-90.00%	N/A	N/A
-100.00%	$0.00	-100.00%	N/A	N/A

The table and hypothetical examples below illustrate the hypothetical total Coupon payments per $1,000 Face Amount of securities, assuming the securities are not automatically called prior to the Final Valuation Date and there are exactly three calendar months in each Observation Period. The tables and hypothetical examples below assume that the Coupon rate is 12.00% per annum (the midpoint of 10.50% and 13.50%) if a Knock-Out Event does not occur and reflect the Coupon rate of 1.00% per annum if a Knock-Out Event has occurred. The total Coupon payments on the securities will depend on whether and when a Knock-Out Event occurs.

Time of First Knock-Out Event	Total Coupon Payments
During the first Observation Period	$15.00
During the second Observation Period	$42.50
During the third Observation Period	$70.00
During the fourth Observation Period	$97.50
During the fifth Observation Period	$125.00
During the sixth Observation Period	$152.50
No Knock-Out Event occurs	$180.00

Examples of Calculation of Payments on the Securities

The following six hypothetical examples illustrate how the payments on the securities are calculated if the securities are not automatically called prior to the Final Valuation Date.

Example 1: A Knock-Out Event has not occurred prior to the Final Valuation Date, the Underlying Return of the Laggard Underlying is -10.00% and the Final Level of the other Underlying is greater than its Threshold Level. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because the Final Levels of both Underlyings are greater than their respective Threshold Levels, a Knock-Out Event does not occur on the Final Valuation Date. Because a Knock-Out Event has not occurred, the investor will receive at maturity a cash payment of $1,000 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $180.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x 12.00% x (6/4) = $180.00

Because a Knock-Out Event has not occurred, the Coupon will accrue at 12.00% per annum for the entire term of the security. Accordingly, the total payment on the securities will be $1,180.00 per $1,000 Face Amount of securities.

Example 2: A Knock-Out Event has occurred during the first Observation Period, the Underlying Return of the Laggard Underlying is -10.00% and the Final Level of the other Underlying is greater than its Threshold Level. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because a Knock-Out Event has occurred during the first Observation Period, the investor will be fully exposed to the decline in the Final Level of the Laggard Underlying from its Initial Level and will receive at maturity a cash payment of $900 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $15.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x 1.00% x (6/4) = $15.00

Because a Knock-Out Event has occurred during the first Observation Period, the Coupon will accrue at 1.00% per annum for the entire term of the security. Accordingly, the total Coupon payments in Example 2 is significantly less than the total Coupon payments in Example 1, and the total payment on the securities will be $915.00 per $1,000 Face Amount of securities.

Example 3: A Knock-Out Event has not occurred prior to the Final Valuation Date and the Final Levels of both Underlyings are greater than their respective Initial Levels. Because the Final Levels of both Underlyings are greater than their respective Initial Levels, the securities are automatically called on the Final Valuation Date. As a result, the investor will receive a Payment upon an Automatic Call of $1,000 per $1,000 Face Amount of securities on the Call Settlement Date. The investor will also receive total Coupon payments of $180.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x 12.00% x (6/4) = $180.00

Because a Knock-Out Event has not occurred, the Coupon will accrue at 12.00% per annum for the entire term of the securities. Accordingly, the total payment on the securities will be $1,180.00 per $1,000 Face Amount of securities.

Example 4: A Knock-Out Event has occurred during the second Observation Period and the Final Levels of both Underlyings are greater than their respective Initial Levels. Because the Final Levels of both Underlyings are greater than their respective Initial Levels, the securities are automatically called on the Final Valuation Date. As a result, the investor will receive a Payment upon an Automatic Call of $1,000 per $1,000 Face Amount of securities on the Call Settlement Date. The investor will also receive total Coupon payments of $42.50 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 12.00% x (1 / 4)] + [$1,000 x 1.00% x (5 / 4)] = $30.00 + $12.50 = $42.50

Because a Knock-Out Event has occurred during the second Observation Period, the Coupon will accrue at 12.00% per annum for the first Observation Period and 1.00% per annum for the second, third, fourth, fifth and sixth Observation Periods. Accordingly, the total Coupon payments in Example 4 is less than the total Coupon payments in Example 3, and the total payment on the securities will be $1,042.50 per $1,000 Face Amount of securities.

Example 5: A Knock-Out Event has not occurred prior to, but has occurred on, the Final Valuation Date, the Underlying Return of the Laggard Underlying is -50.00% and the Final Level of the other Underlying is greater than its Initial Level. Because the Final Level of the Laggard Underlying is less than its Threshold Level, a Knock-Out Event has occurred on the Final Valuation Date, and the securities are not automatically called on the Final Valuation Date. The investor will be fully exposed to the decline in the Final Level of the Laggard Underlying from its Initial Level and will receive at maturity a cash payment of $500 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $152.50 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 12.00% x (5 / 4)] + [$1,000 x 1.00% x (1 / 4)] = $150.00 + $2.50 = $152.50

Because a Knock-Out Event has occurred during the sixth Observation Period, the Coupon will accrue at 12.00% per annum for the first, second, third, fourth and fifth Observation Periods and 1.00% per annum for the sixth Observation Period. Accordingly, the total payment on the securities will be $652.50 per $1,000 Face Amount of securities.

Example 6: A Knock-Out Event has occurred during the third Observation Period, the Underlying Return of the Laggard Underlying is -60.00% and the Final Level of the other Underlying is less than its Threshold Level. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because a Knock-Out Event has occurred during the third Observation Period, the investor will be fully exposed to the decline in the Final Level of the Laggard Underlying from the Initial Level and will receive at maturity a cash payment of $400 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $70.00 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 12.00% x (2 / 4)] + [$1,000 x 1.00% x (4 / 4)] = $60.00 + $10.00 = $70.00

Because a Knock-Out Event has occurred during the third Observation Period, the Coupon will accrue at 12.00% per annum for the first and second Observation Periods and 1.00% per annum for the third, fourth, fifth and sixth Observation Periods. Accordingly, the total payment on the securities will be $470.00 per $1,000 Face Amount of securities.

The following hypothetical example illustrates how the payment on the securities is calculated if the securities are automatically called prior to the Final Valuation Date.

Example 7: A Knock-Out Event has occurred during the second Observation Period and the Closing Levels of both Underlyings are greater than their respective Initial Levels on the third Observation Date. Because the Closing Levels of both Underlyings are greater than their respective Initial Levels on the third Observation Date, the securities are automatically called. As a result, the investor will receive a Payment upon an Automatic Call of $1,000 per $1,000 Face Amount of securities on the Call Settlement Date. The investor will also receive total Coupon payments of $35.00 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 12.00% x (1 / 4)] + [$1,000 x 1.00% x (2 / 4)] = $30.00 + $5.00 = $35.00

Because a Knock-Out Event has occurred during the second Observation Period, the Coupon will accrue at 12.00% per annum for the first Observation Period, 1.00% per annum for the second and third Observation Periods and no Coupon will accrue or be payable following the Automatic Call. Accordingly, the total Coupon payments in Example 7 is less than the total Coupon payments in Example 4, and the total payment on the securities will be $1,035.00 per $1,000 Face Amount of securities.

Selected Purchase Considerations

•
THE SECURITIES OFFER A VARIABLE COUPON — The securities will pay a variable Coupon that accrues at a rate that will depend on whether a Knock-Out Event occurs. For any quarterly Observation Period, if a Knock-Out Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at an annual rate of between 10.50% and 13.50% (to be determined on the Trade Date) for that Observation Period. If a Knock-Out Event has occurred during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of 1.00% until an Automatic Call or maturity. The higher Coupon rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating but will accrue only as long as a Knock-Out Event has not occurred during any Observation Period. If the Closing Level of either Underlying declines below its applicable Threshold Level on any day during any Observation Period, a Knock-Out Event will have occurred, and the Coupon will accrue at only 1.00% per annum for that Observation Period and every subsequent Observation Period. The Coupon will be payable on the applicable Call Settlement Date if the securities are automatically called. No Coupon will accrue or be payable following an Automatic Call.  Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•
POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately eighteen months, the securities will be automatically called before maturity if the Closing Levels of both Underlyings on any Observation Date are greater than or equal to their respective Initial Levels. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount on the related Call Settlement Date.  No Coupon will accrue or be payable following an Automatic Call.

•
RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the lesser performing of the Russell 2000® Index and the iShares® MSCI EAFE ETF as described herein. If a Knock-Out Event occurs and the securities are not automatically called, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. As of June 2014, business development companies are no longer eligible for inclusion in the Russell 2000® Index. Exchange traded funds and mutual funds are also excluded. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Tracked Index”). The iShares® MSCI EAFE ETF trades on NYSE Arca under the ticker symbol “EFA.” It is possible that the iShares® MSCI EAFE ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI EAFE ETF, the fees and expenses of the iShares® MSCI EAFE ETF or due to other circumstances. This section is only a summary of the iShares® MSCI EAFE ETF. For more information on the iShares® MSCI EAFE ETF, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds – iShares® MSCI EAFE ETF” in the accompanying underlying supplement No. 1 dated October 1, 2012. For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012. On July 1, 2013, the iShares® MSCI EAFE Index Fund was renamed the iShares® MSCI EAFE ETF. All references to the iShares® MSCI EAFE Index Fund in the accompanying underlying supplement No. 1 dated October 1, 2012 are deemed to refer to the iShares® MSCI EAFE ETF.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either or both of the Underlyings or in any of the components of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive the Face Amount per $1,000 Face Amount of securities at maturity so long as the Closing Levels of both Underlyings have never been less than their respective Threshold Levels on any day during any Observation Period. However, if the Closing Level of either Underlying is less than its Threshold Level on any day during any Observation Period, a Knock-Out Event will have occurred and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose some or all of your investment in the securities (excluding any Coupon payments). Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPON PAYMENTS REGARDLESS OF ANY INCREASE IN THE LEVEL OR PRICE, AS APPLICABLE, OF THE UNDERLYINGS — The securities will not pay more than the Face Amount, plus any accrued and unpaid Coupon, at maturity or upon an Automatic Call. You will not participate in any increase in the level or price, as applicable, of the Underlyings even if the Final Levels of both Underlyings are greater than or equal to their respective Initial Levels. The maximum Payment upon an Automatic Call or Payment at Maturity will be $1,000 per $1,000 Face Amount of securities (excluding Coupon payments), regardless of any increase in the level or price, as applicable, of the Underlyings, which may be significant.

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THE COUPON WILL ACCRUE AT ONLY 1.00% PER ANNUM IF A KNOCK-OUT EVENT HAS OCCURRED — If the Closing Level of either Underlying declines below its Threshold Level on any day during any Observation Period, a Knock-Out Event will have occurred, and the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of only 1.00% until an Automatic Call or maturity. The higher Coupon Rate of between 10.50% and 13.50% per annum (to be determined on the Trade Date) will accrue only as long as a Knock-Out Event has not occurred in the relevant Observation Period or any preceding quarterly Observation Period. If a Knock-Out Event occurs during the first Observation Period, you will receive Coupon payments at only 1.00% per annum for the entire term of the securities.

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REINVESTMENT RISK — If your securities are automatically called, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

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IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED AND A KNOCK-OUT EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — If the securities are not automatically called and a Knock-Out Event occurs, any payment at maturity will be determined solely by reference to the Laggard Underlying, the Underlying Return of which will be negative.

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THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE SECURITIES COMPOSING THE UNDERLYINGS — The return on your securities may not reflect the return you would have realized if you had directly invested in the Underlyings or the securities composing the Underlyings. For instance, you will not participate in any potential increase in the level or price, as applicable, of either Underlying, which could be significant, even though at maturity you may be exposed to the negative performance of the Laggard Underlying.

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IF THE LEVELS OR PRICES, AS APPLICABLE, OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the levels or prices, as applicable, of the Underlyings. Changes in the levels or prices, as applicable, of the Underlyings may not result in comparable changes in the value of your securities.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Underlyings or holders of shares of the Fund would have.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OR PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the securities is not linked to a basket consisting of the Underlyings. Rather, your return on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities will negatively affect your return on the securities and will not be offset or mitigated by a positive performance by the other Underlying.

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THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

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THE INDEX REFLECTS THE PRICE RETURN OF THE STOCKS COMPOSING THE INDEX, NOT A TOTAL RETURN — The Index reflects the changes in the market prices of the stocks composing the Index. The Index is not, however, a “total return” index, which, in addition to reflecting the price returns of its component stocks, would also reflect all dividends and other distributions paid on such component stocks.

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THE ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The price of the shares of the Fund may fluctuate in accordance with changes in its NAV and supply and demand on the applicable stock exchanges. In addition, the price of the shares of the Fund may differ from its NAV per share. The Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities on the Tracked Index. The stocks included in the Tracked Index are selected by MSCI Inc. (“MSCI”). The Tracked Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks composing the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the component securities held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the price of the shares of the Fund to decline.

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THE FUND AND ITS TRACKED INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of its Tracked Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in other securities, including securities not included in the Tracked Index, but which BFA believes will help the Fund track the Tracked Index, and other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the Tracked Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Tracked Index.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Fund invests in stocks denominated in foreign currencies but its shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	political, civil or military unrest;

•	the balance of payments between the countries represented in the Fund and the United States; and

•	the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Fund could adversely affect the value of the securities.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Fund holds component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the price of the Fund and the value of your securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND OR BY ISSUERS OF THE STOCKS HELD BY THE FUND — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks”; the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any of the information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might adversely affect the value of your securities.

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PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing levels or prices, as applicable, of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities.  We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities.  If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price or level, as applicable, of the Underlyings has increased since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels and prices, as applicable, of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether a Knock-Out Event has occurred;

•	the expected volatility of the Underlyings;

•	the composition of the Underlyings;

•	the time remaining to maturity of the securities;

•	the market prices and dividend rates of the shares of the Fund and the securities composing the Underlyings;

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	the exchange rates between the U.S. dollar and the non-U.S. currencies that the stocks held by the Fund are traded in;

•	interest rates and yields in the market generally and in the markets of the shares of the Fund and the securities composing the Underlyings;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlyings, the Tracked Index or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level or price, as applicable, of the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. Introducing competing products into the marketplace in this manner could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or its affiliates expects to conduct trading and hedging activities for us in connection with the securities, DBSI or its affiliates will likely profit in connection with such trading and hedging activities. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you.

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WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor as well as whether a Knock-Out Event or a market disruption event has occurred and, in some circumstances, the prices or levels, as applicable, related to the Underlyings that affect whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the Russell 2000® Index and the iShares® MSCI EAFE ETF based on their daily closing levels and prices, as applicable, from November 20, 2009 through November 20, 2014. The closing level of the Russell 2000® Index on November 20, 2014 was 1,170.752. The closing price of the iShares® MSCI EAFE ETF on November 20, 2014 was $63.23. The graphs show hypothetical Threshold Levels equal to 75.00% of (i) with respect to the Russell 2000® Index, 1,170.752, which was the closing level of the Russell 2000® Index on November 20, 2014 and (ii) with respect to the iShares® MSCI EAFE ETF, $63.23, which was the closing level of the iShares® MSCI EAFE ETF on November 20, 2014. We obtained the historical closing levels and prices below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing prices and levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of either Underlying on any day during any Observation Period, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Historical Performance of the Russell 2000® Index
1,400
1,200
1,000
800
600
400
200
Closing Level
Threshold Level = 75.00%
20-Nov-09
20-Nov-10
20-Nov-11
20-Nov-12
20-Nov-13
20-Nov-14
Source: Bloomberg

Historical Performance of the iShares® MSCI EAFE ETF
$90
$80
$70
$60
$50
$40
$30
Closing Price
Threshold Level = 75.00%
20-Nov-09
20-Nov-10
20-Nov-11
20-Nov-12
20-Nov-13
20-Nov-14
Source: Bloomberg

Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such custodial fees.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.